Exhibit 4.2

No. R-[•]

CUSIP NO. 42250P AE3 ISIN NO. US42250PAE34	PRINCIPAL AMOUNT

$[ ]

HEALTHPEAK OP, LLC

FORM OF 5.250% SENIOR NOTES DUE 2032

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

HEALTHPEAK OP, LLC (as successor to Healthpeak Properties, Inc. (formerly known as HCP, Inc.)), a Maryland limited liability company (the “Issuer,” which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [ ] Million Dollars ($[ ]) on December 15, 2032, and to pay interest thereon from January 17, 2023 or from the most recent interest payment date on which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 (each, an “Interest Payment Date”) of each year (or if such date is not a Business Day, on the next Business Day thereafter; no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day), commencing June 15, 2023, at the rate of 5.250% per annum, until the entire principal amount hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the date that is 15 calendar days prior to such Interest Payment Date, whether or not a Business Day. Any such interest not so punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 calendar days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Payments of principal, premium, if any, and interest in respect of this Note will be made by the Issuer in immediately available funds.

Payment of the principal of and interest on this Note shall be payable at the Corporate Trust Office of The Bank of New York Mellon Trust Company, N.A., located at 240 Greenwich Street, 7th Floor, New York, New York 10286, or at such other office or agency of the Issuer maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Issuer, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the Register or by wire transfer to an account designated by the Holder; and, provided, further, that so long as this Note is registered in the name of DTC or its nominee, principal and interest payments will be paid to DTC or its nominee, as the Holder, by wire transfer in same-day funds.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed this 10th day of May, 2023.

Healthpeak OP, LLC,
a Maryland limited liability company

By: Healthpeak Properties, Inc.
its Managing Member

By:
Name:	Peter A. Scott
Title:	Chief Financial Officer

Attest:

By:
Name:	Jeffrey H. Miller
Title:	General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

Dated: May 10, 2023

This Note is one of a duly authorized issue of securities designated as the “5.250% Senior Notes due 2032” (herein called the “Notes”) of Healthpeak OP, LLC (as successor to Healthpeak Properties, Inc. (formerly known as HCP, Inc.)), a Maryland limited liability company, and any of its successors and assigns (the “Issuer”), issued as a series of securities under an indenture, dated as of November 19, 2012, between the Issuer and The Bank of New York Mellon Trust Company, N.A. (the “Trustee,” which term includes any successor trustee under the Indenture (as defined below) with respect to the Notes) (as amended and restated by an amended and restated indenture, dated as of February 10, 2023, among the Issuer, Healthpeak Properties, Inc., a Maryland corporation (the “Guarantor” and, together with the Issuer, each an “Obligor”) and the Trustee (as so amended and restated, the “Base Indenture”)), the Thirteenth Supplemental Indenture, dated as of January 17, 2023, between the Issuer and Trustee (the “Thirteenth Supplemental Indenture”), the Fourteenth Supplemental Indenture, dated as of February 10, 2023, among the Issuer, the Guarantor and the Trustee (the “Fourteenth Supplemental Indenture”) and the Fifteenth Supplemental Indenture, dated as of May 10, 2023, among the Issuer, the Guarantor and the Trustee (together with the Base Indenture, the Thirteenth Supplemental Indenture and the Fourteenth Supplemental Indenture, the “Indenture”). Reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of securities of the Issuer originally limited (subject to exceptions provided in the Indenture) in aggregate principal amount to $400,000,000 issued by the Issuer; however, from time to time, without giving notice or seeking consent of the Holders of the Notes, the Issuer may issue additional Notes of this series having the same ranking, interest rate and maturity and other terms as this Note (other than the offering price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first Interest Payment Date). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Notes are not subject to any sinking fund.

Prior to September 15, 2032 (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)  (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to, but excluding, the Redemption Date, and

(2)  100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Issuer may at its option redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes shall be payable on such Interest Payment Dates to the persons who were registered Holders of such Notes at the close of business on the applicable Record Dates.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date the notice of redemption is given H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

The Issuer may redeem the Notes in increments of $1,000 so long as, in the case of any Note redeemed in part, the unredeemed principal amount thereof is $2,000 or an integral multiple of $1,000 in excess thereof. If the Issuer redeems less than all of the Notes, the Notes to be redeemed will be selected in accordance with the procedures of DTC. The Issuer will cause notices of redemption to be delivered at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address or by delivery to DTC for posting through its Legal Notice Service (“LENS”) or a successor system thereof.

If this Note is to be redeemed in part only, the notice of redemption that relates to this Note will state the portion of the principal amount thereof to be redeemed. The Issuer will issue a Note in principal amount equal to the unredeemed portion of this Note in the name of the Holder hereof upon cancellation of the original Note. Any Notes called for redemption will become due on the Redemption Date. On or after the Redemption Date, interest will cease to accrue on the Notes or portions of them called for redemption. A notice of redemption may be conditional.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have any right to institute any action, suit or proceeding at law or in equity for the execution of any trust under the Indenture or for the appointment of a receiver or for any other remedy under the Indenture, in each case with respect to an Event of Default with respect to the Notes, unless such Holder previously shall have given to the Trustee written notice of one or more of the Events of Default with respect to the Notes, and unless also the Holders of 25% or more in principal amount of the Notes then Outstanding shall have requested the Trustee in writing to take action in respect of the matter complained of, and unless also there shall have been offered to the Trustee security and indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after receipt of such notification, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided, however, that the foregoing shall not affect or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note to the Holder at the due date herein stated, or affect or impair the right, which is also absolute and unconditional, of the Holder to institute suit to enforce the payment thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer or the Guarantor and the rights of the Holders of the Notes under the Indenture, the Notes and the Guarantee at any time by the Issuer, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Obligors with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes to waive, in certain circumstances, on behalf of all Holders of the Notes, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any and interest on, this Note at the times, places and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Register upon surrender of this Note for registration of transfer at the office or agency of the Issuer maintained for the purpose in any place where the principal of, premium, if any and interest on this Note are payable, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Trustee and the Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note may be transferred, in whole but not in part, only to a nominee of DTC, or by a nominee of DTC to DTC, or to a successor to DTC for such Global Security selected or approved by the Issuer or to a nominee of such successor to DTC. If at any time DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for the Notes or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and any other applicable statute and regulation, if so required by applicable law or regulation, the Issuer shall appoint a successor Depositary with respect to the Notes. If (a) a successor Depositary for the Notes is not appointed by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such ineligibility, as the case may be, (b) an Event of Default has occurred and is continuing, or (c) the Issuer, in its sole discretion, determines at any time that all Notes (but not less than all) of this series shall no longer be represented by such Global Note or Notes and executes and delivers to the Trustee an Officer’s Certificate stating that the Notes shall be so exchangeable, then the Issuer shall execute, and the Trustee shall authenticate and deliver, definitive Notes of like series, rank, tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Note or Notes.

The Notes are issuable only in registered form without coupons and may be sold in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series in authorized denominations as requested by the Holders surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Issuer or Trustee may in certain circumstances require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee or any of their agents shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any of their agents shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Indenture shall cease to be of further effect with respect to the Notes (subject to the survival of certain provisions thereof), (ii) the Issuer may be discharged from its obligations with respect to the Notes (subject to certain exceptions), or (iii) the Issuer may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Issuer satisfies certain conditions provided in the Indenture.

No recourse shall be had for the payment of the principal of, premium, if any, or interest on, this Note or for any claim based hereon or otherwise in respect hereof or of the Debt represented hereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the applicable Obligor or of any successor corporation, either directly or through such Obligor or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and this Note are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of the applicable Obligor or of any successor corporation, either directly or through such Obligor or any successor corporation, because of the incurring of the Debt pursuant to this Note or under or by reason of any of the obligations, covenants, promises or agreements contained in the Indenture or in this Note, or to be implied herefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of this Note and as a condition of, and as part of the consideration for, the execution of the Indenture and the issue of this Note expressly waived and released.

THE INDENTURE AND THE NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM
FOR VALUE RECEIVED, THE UNDERSIGNED HEREBY
SELLS, ASSIGNS AND TRANSFERS TO

PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address
including Zip Code of Assignee)

the within Note of	and	hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Issuer with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

FORM OF Notation of Guarantee

For value received, Healthpeak Properties, Inc., a Maryland corporation (hereinafter referred to as the “Guarantor,” which term includes any successor under the Indenture referred to below) hereby irrevocably and unconditionally guarantees on a senior basis, to the extent set forth in the Indenture and subject to the provisions in the indenture, dated as of November 19, 2012, between the Healthpeak OP, LLC (as successor to Healthpeak Properties, Inc. (formerly known as HCP, Inc.)), a Maryland limited liability company, and any of its successors and assigns (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A. (the “Trustee,” which term includes any successor trustee under the Indenture (as defined below) with respect to the securities designated as the “5.250% Senior Notes due 2032” (herein called the “Notes”) of the Issuer) (as amended and restated by an amended and restated indenture, dated as of February 10, 2023, among the Issuer, and the Guarantor and the Trustee (as so amended and restated, the “Base Indenture”)), the Thirteenth Supplemental Indenture, dated as of January 17, 2023, between the Issuer and Trustee (the “Thirteenth Supplemental Indenture”), the Fourteenth Supplemental Indenture, dated as of February 10, 2023, among the Issuer, the Guarantor and the Trustee (the “Fourteenth Supplemental Indenture”) and the Fifteenth Supplemental Indenture, dated as of May 10, 2023, among the Issuer, the Guarantor and the Trustee (together with the Base Indenture, the Thirteenth Supplemental Indenture and the Fourteenth Supplemental Indenture, the “Indenture”), the prompt payment of principal, interest and certain other amounts on the Notes to which this notation is affixed and all other amounts due and payable under the Indenture and the Notes to which this notation is affixed by the Issuer. The obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XVI of the Base Indenture and reference is hereby made to the Base Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

(Signature Page Follows)

HEALTHPEAK PROPERTIES, INC.

By:
Name:
Title:

12